NationsBank Corporation and Subsidiaries                           Exhibit 12(b)
Ratio of Earnings to Fixed Charges and Preferred Dividends
--------------------------------------------------------------------------------
(Dollars in Millions)


                                                       Six Months                        Year ended December 31
                                                         Ended      ----------------------------------------------------------------
                                                     June 30, 1997     1996        1995          1994          1993           1992
                                                     -------------------------------------------------------------------------------
Excluding Interest on Deposits
------------------------------

Income before taxes ..............................     $  2,298     $  3,634     $  2,991      $  2,555      $  1,991      $  1,396

Equity in undistributed losses (earnings)
  of unconsolidated subsidiaries .................            1            2           (7)           (3)           (5)           (1)

Fixed charges:
     Interest expense (including
       capitalized interest) .....................        2,196        4,125        4,480         2,896         1,421           916
     Amortization of debt discount and
       appropriate issuance costs ................            9           20           12             8             6             3
     1/3 of net rent expense .....................           72          126          125           114            96            91
                                                       -----------------------------------------------------------------------------
        Total fixed charges ......................        2,277        4,271        4,617         3,018         1,523         1,010

Preferred dividend requirements ..................           11           22           13            15            16            29

Earnings (excluding capitalized interest) ........     $  4,576     $  7,907     $  7,601      $  5,570      $  3,509      $  2,398
                                                       =============================================================================

Fixed charges ....................................     $  2,288     $  4,293     $  4,630      $  3,033      $  1,539      $  1,039
                                                       =============================================================================

Ratio of Earnings to Fixed Charges ...............         2.00         1.84         1.64          1.84          2.28          2.31



Including Interest on Deposits
------------------------------

Income before taxes ..............................     $  2,298     $  3,634     $  2,991      $  2,555      $  1,991      $  1,396

Equity in undistributed losses (earnings)
  of unconsolidated subsidiaries .................            1            2           (7)           (3)           (5)           (1)

Fixed charges:
Interest expense (including
  capitalized interest) ..........................        4,189        7,447        7,761         5,310         3,570         3,688
Amortization of debt discount and
  appropriate issuance costs .....................            9           20           12             8             6             3
1/3 of net rent expense ..........................           72          126          125           114            96            91
                                                       -----------------------------------------------------------------------------
        Total fixed charges ......................        4,270        7,593        7,898         5,432         3,672         3,782

Preferred dividend requirements ..................           11           22           13            15            16            29

Earnings (excluding capitalized interest) ........     $  6,569     $ 11,229     $ 10,882      $  7,984      $  5,658      $  5,170
                                                       =============================================================================

Fixed charges ....................................     $  4,281     $  7,615     $  7,911      $  5,447      $  3,688      $  3,811
                                                       =============================================================================

Ratio of Earnings to Fixed Charges ...............         1.53         1.47         1.38          1.47          1.53          1.36
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